PAGE 1
GROWTH AND INCOME TRUST
Registration Number 811-07393

EXHIBIT INDEX


Exhibit 5: Copy of Investment Management Services Agreement is filed electronically herewith as Exhibit 5.

Exhibit 8(a): Copy of Custodian Agreement is filed electronically herewith as Exhibit 8.

Exhibit 8(b):  Copy of Custody Agreement between Morgan Stanley
               Trust Company and IDS Bank & Trust dated May 1993 is filed electronically herewith as Exhibit 8(b).

Exhibit 9(a): Copy of Transfer Agency and Administration Agreement is filed electronically herewith as Exhibit 9(a).

Exhibit 9(b): Copy of Placement Agent Agreement is filed electronically herewith as Exhibit 9(b).

Exhibit 13:    Copy of Subscription Agreement is filed
               electronically herewith as Exhibit 13.

Exhibit 17: Financial Data Schedules are filed electronically herewith as Exhibit 17.